Exhibit 10.21
Real Estate Purchase Agreement
     THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is hereby entered into as of this ___day of March, 2008 (the “Effective Date”), by and between CHESAPEAKE LAND COMPANY, L.L.C., an Oklahoma limited liability company and its permitted assigns (hereinafter referred to as the “Buyer”), and PIER 1 SERVICES COMPANY, a Delaware statutory trust (hereinafter, referred to as the “Seller”).
RECITALS:
     A. Seller is the owner of that certain parcel of real property containing approximately 14.67 acres of land located at 100 Pier 1 Place, Fort Worth, Tarrant County, Texas, the legal description of which is attached hereto as Exhibit A (the “Land”) and the following (collectively, the “Property”):
          (i) Real Property. The surface estate of the Land, together with the building containing approximately 460,000 gross square feet (the “Building”), other buildings, easements, appurtenances, rights, privileges, reversionary interests and improvements thereunto belonging or appurtenant to the Land; the oil, gas, sulphur and other minerals (collectively “Minerals”) in and under and that may be produced from the Property together with (a) the exclusive right to execute any leases of Minerals, (b) all royalties, rentals, bonuses, and other payments and consideration from any and all leases of Minerals now or hereafter existing with respect to the Property, and (c) all other rights, title and interests appurtenant to the Minerals; all right, title and interest of Seller in and to all alleys, strips or gores of land, if any, lying adjacent to the Land; all rights to utilities serving the Property; all right, title and interest of Seller in and to all rights-of-way, rights of ingress or egress or other interests in, on, or to, any land, highway, street, road, or avenue, open or proposed, in, on, or across, in front of, abutting or adjoining the Land.
          (ii) Items of Personal Property Included. (a) All of Seller’s right, title and interest in the furniture (specifically desks, tables, chairs, conference room tables and chairs, modular furniture, and all furniture and equipment within the cafeteria, kitchen and fitness center, but specifically excluding computers, fax and copy machines, televisions, radios, telephones, electronic equipment, office equipment, employee-owned personalty, art, décor, rugs and stand-alone file cabinets throughout the Building) currently located on the Terrace level (i.e., cafeteria, kitchen and fitness center), in the offices in the lobby area, and on floors 18 and 19 of the Building, a list of which furniture shall be created after an inventory of such furniture by Seller and Buyer within thirty (30) days after the Effective Date (the “Furniture Inventory List”) and which list shall be included in the term “Seller’s Materials” as defined in Paragraph 3 below, and (b) all machinery, equipment and fixtures located in or affixed or attached to the Building and necessary for Building operation.
          (iii) Leases. All of Seller’s rights in agreements in the nature of leases, subleases, rental contracts, occupancy agreements, licenses, permits, franchises, concessions and other agreements relating to the use or occupancy of the Property to the extent assignable and transferable (the “Leases”).

          (iv) Contracts. All of Seller’s rights in service contracts or other contracts pertaining to the Land and improvements located thereon, to the extent assignable and transferable.
          (v) Other. Seller’s right, title and interest in the intangible property used in connection with the ownership of the Land and the operation of the Building including, without limitation, all contract rights, guarantees, architectural drawings, plans and specifications, contracts, licenses, permits, registrations and warranties relating to the ownership, construction, or occupancy of the Land or the Building, or both, but not including trade names, service marks, copyrights, trademarks, patents, other intellectual property, trade secrets, phone numbers and the like which are associated with or used in the business generally known as “Pier 1” or “Pier 1 Imports”.
     B. Seller desires to sell the Property and Buyer desires to purchase the Property in accordance with the terms and conditions hereinafter set forth.
AGREEMENT:
     NOW, THEREFORE, in consideration of the mutual rights and obligations hereunder and the Deposit (as hereinafter defined), Seller shall sell and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Property, upon and subject to the terms and conditions set forth in this Agreement.
     1. Deposit. Within one (1) business day after the Effective Date of this Agreement, Buyer shall deliver to Sendera Title Company, 2936 w. 7th Street, Fort Worth, Texas 76107, Attention: Nikki Jackson (the “Escrow Agent”) a deposit (the “Deposit”) in the amount of Three Million and No/100 Dollars ($3,000,000.00) in the form of wire transfer of funds. The Escrow Agent shall hold the Deposit in an interest bearing account with interest credited to the Buyer at Closing (as hereinafter defined). If Buyer does not terminate this Agreement under the rights granted in Paragraph 4 hereof, and Closing fails to occur through no fault of Seller, then said interest and the entire Deposit shall be paid to Seller. In addition, and notwithstanding anything to the contrary contained herein, (i) if Buyer does not terminate this Agreement under the rights granted in Paragraph 4 hereof within fifteen (15) days after the Effective Date, $1,500,000 of the Deposit and interest thereon shall be deemed non-refundable (except as otherwise specifically provided to the contrary in Paragraphs 10, 13, 23 or 24 herein), of which $500,000 of the $1,500,000 shall be immediately paid to Seller by Escrow Agent, (ii) if Buyer does not terminate this Agreement under the rights granted in Paragraph 4 hereof within thirty (30) days after the Effective Date, an additional $750,000 of the Deposit and interest thereon shall be deemed non-refundable (except as otherwise specifically provided to the contrary in Paragraphs 10, 13, 23 or 24 herein), of which $500,000 of the $750,000 shall be immediately paid to Seller by Escrow Agent, and (iii) if Buyer does not terminate this Agreement under the rights granted in Paragraph 4 hereof within forty-five (45) days after the Effective Date, an additional $750,000 of the Deposit and interest thereon shall be deemed non-refundable (except as otherwise specifically provided to the contrary in Paragraphs 10, 13, 23 or 24 herein), of which $500,000 of the $750,000 shall be immediately paid to Seller by Escrow Agent. At Closing, Buyer shall receive a credit against the Purchase Price in the amount of interest that would have accrued against the payments made to Seller out of the Deposit had such sums remained in Escrow Agent’s interest bearing account. In the event of a Seller default as defined in Paragraph 12 below, Seller shall immediately refund to Escrow Agent all portions of the Deposit delivered to Seller by Escrow Agent and the amount of interest that would have accrued against such payments had such sums remained in Escrow Agent’s interest bearing account. In addition to the Escrow Agent, title examination and the Closing shall also be handled by Rattikin Title Company, 201 Main Street, Suite 800, Fort Worth, Texas 76102 (Attn: Larry Townsend (the “Title Agent”), which shall act as the lead title insurer and will handle the Closing. The Escrow Agent and the Title Agent shall together coordinate the title, abstracting, closing and escrow services between them, and the title premiums shall be split evenly between them. References herein to “Escrow Agent,” “Title Agent” and “Title Company” shall refer to one or the other, or both of, such parties, as appropriate.
     2. Purchase Price; Payment. The purchase price for the Property (the “Purchase Price”) shall be One Hundred Four Million and No/100 Dollars ($104,000,000.00). The entire Purchase Price for the Property shall be due and payable by Buyer by wire transfer of funds at Closing. The entire Deposit and all interest accrued thereon (including the portions of the Deposit paid to Seller by Escrow Agent and all interest which would have accrued thereon had such payments remained in Escrow Agent’s interest bearing account) shall be applied to the Purchase Price at Closing.
     3. Investigation of Property. Within three (3) business days after the Effective Date of this Agreement, the Seller shall furnish to Buyer, or provide Buyer access to, the following documents with respect to the Property to the extent same are in the possession or control of Seller:
(a)	Copy of all leases and amendments thereto (if any);

(b)	Copy of the most recent and year-to-date operating and financial statements for the Property;

(c)	Legal description of the Property;

(d)	Copy of the existing title policy;

(e)	Any service or operating contracts;

(f)	Any existing survey;

(g)	Architectural and engineering drawings;

(h)	Most recent real estate tax bills;

(i)	A list of security deposits;

(j)	Copy of physical, environmental or other engineering reports;

(k)	Copy of warranties and guarantees;

(l)	Copies of all correspondence and other information known to Seller relative to violations of law or insurance requirements;

(m)	Copy of certificates of occupancy or compliance or other permits in Seller’s possession applicable to the Property;

(n)	Stipulated appraised value for the Land and Building for tax year 2008; and

(o)	Copies of any tax abatement agreements relating to tax concessions granted with respect to the Property (collectively, “Seller’s Materials”).

Seller’s Materials will be held by Buyer pursuant to the terms of Paragraph 29 below, and shall be promptly returned to Seller in the event this transaction fails to close for any reason.
In addition, upon further request by Buyer, Seller shall also promptly deliver to Buyer such further non-proprietary due diligence documentation reasonably requested by Buyer that is related to the condition of the Property and/or its operation and that is within Seller’s possession and control. Commencing on the Effective Date hereof and for the entire term of this Agreement, upon at least 24 hours advance notice, Buyer shall have reasonably necessary access to the Property during business hours (or other mutually agreed upon times), under the supervision of Seller, for the purpose of conducting, at its sole cost and expense, non-invasive surveys, examinations, measurements, engineering tests and studies, environmental tests and studies, economic and/or topographic tests, studies, inspections of mechanical, electrical, plumbing and HVAC systems, a review of zoning, fire safety and other compliance matters, and such other activities (collectively, the “Studies”) as Buyer deems necessary related to planning the use of the Property and in determining whether the Property is suitable for Buyer’s intended purpose. If Buyer desires to perform soil borings or soil analyses as a part of the Studies, Buyer shall obtain Seller’s prior written consent, which shall not be unreasonably withheld. Except for the mere discovery of existing defects or conditions affecting the Property, Buyer agrees to defend, indemnify and hold Seller harmless from and against any and all liabilities, losses, liens, claims, costs and expenses (including experts’ fees and attorneys’ fees and costs), arising from or relating to entry onto the Property by Buyer or its agents, employees or contractors for the purpose of conducting the Studies, even if same are caused wholly or in part by Seller’s negligence. The foregoing indemnity shall survive Closing or termination of this Agreement.
Buyer must repair any damages to the Property resulting from any inspection or testing conducted by it or at its direction. BUYER AGREES TO INDEMNIFY AND DEFEND SELLER AND HOLD SELLER HARMLESS FROM AND AGAINST ALL LIENS, CLAIMS, AND LIABILITY ARISING OUT OF OR RELATED TO BUYER’S OR ITS CONTRACTORS’ OR AGENTS’ INSPECTIONS AND TESTS IN ACCORDANCE WITH THIS PARAGRAPH 3, INCLUDING PERSONAL INJURIES OR DEATH.
Before Buyer or any of its contractors or agents may enter onto the Property for its inspections or tests or otherwise, Buyer or its contractors or agents shall provide Seller with certificates of insurance evidencing that Buyer and/or each of Buyer’s contractors and/or agents who enter upon the Property carries commercial general liability insurance (on an occurrence basis) with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence during the period that these parties are on the Property. Each policy must be issued by an insurance company licensed to do business in the State of Texas and reasonably acceptable to Seller and under a form of policy reasonably satisfactory to Seller. Seller must be included as an additional insured under all insurance policies. The insurance may not be cancelled or amended except upon thirty (30) days’ prior written notice to Seller.
     4. Feasibility. For a period of forty-five (45) days after the Effective Date hereof (the “Feasibility Period”), Buyer shall have the right to terminate this Agreement solely and only for any of the following reasons: (a) Buyer is not satisfied, in its sole and absolute discretion, (i) with the status of title to the Property or the Minerals as reflected in the Title Commitments, the

Title Documents, and/or the Survey; (ii) with the environmental condition of the Property; or (iii) with the physical condition of the Property as reflected in the Studies; or (b) Seller and Buyer have not mutually agreed to the final terms and provisions of the Lease (hereinafter defined). If Buyer elects to terminate this Agreement during the Feasibility Period, Buyer shall provide Seller with written notice of termination on or before the final day of the Feasibility Period and Buyer shall have the right to receive a full refund of the refundable portion of the Deposit, in which case, other than the Buyer’s indemnification obligations set forth herein, the parties shall have no further rights or obligations under this Agreement. If Buyer fails to give notice (as described in Paragraph 21) terminating the Agreement before the expiration of the Feasibility Period, Buyer shall be deemed to have waived its right to terminate this Agreement for any reason other than failure of the conditions set forth in Paragraphs 10 and 17 of this Agreement or a breach of this Agreement by Seller, and the remaining portion of the Deposit shall become non-refundable except as otherwise specifically provided to the contrary in Paragraphs 10, 13, 23 or 24 herein. If this Agreement is terminated by Buyer pursuant to the terms and conditions of this Paragraph 4, Buyer and Seller hereby consent to the disbursement of the refundable portion of the Deposit and any accrued interest thereon by the Escrow Agent to Buyer upon receipt by the Escrow Agent and the Seller of Buyer’s written notification of such termination prior to termination of the Feasibility Period, and without the execution by either Buyer or Seller of any additional documentation authorizing the Escrow Agent to disburse the refundable portion of the Deposit to Buyer.
     5. Closing Date. In the event all of the conditions precedent to Closing have been satisfied or waived, closing under the terms of this Agreement (“Closing”) shall be held at the offices of the Escrow Agent within thirty (30) days after the expiration of the Feasibility Period (the “Closing Date”).
     6. Conveyance. The Property is to be conveyed by Special Warranty Deed in the form and substance of Exhibit C attached hereto (the “Deed”) to Buyer or to its permitted assigns.
     7. Expenses. At Closing, Seller and Buyer shall pay their own respective costs incurred with respect to the consummation of the purchase and sale of the Property including, without limitation, attorneys’ fees. Notwithstanding the foregoing, Seller shall pay the real estate commission set forth in Paragraph 16, and one-half (1/2) of the escrow fee; the premium for an owner’s standard TLTA Title Policy; and the cost of the Survey (hereinafter defined). Buyer shall pay the fee to record the Deed; any additional premiums for title insurance endorsements or extended coverage; all costs of financing, including lender’s title insurance premium, if any; and one-half (1/2) of the escrow fee. All real property taxes and assessments and similar fees or charges, and other expenses and revenues of the Property shall be prorated as of the Closing Date. After Closing, Buyer and Seller shall reconcile the actual amount of revenues or liabilities upon receipt or payment thereof to the extent those items were prorated or credited at Closing based upon estimates. Any other costs shall be allocated between the parties in the customary manner for similar sales of real estate in the jurisdiction in which the Property is located.
     8. Taxes. Real estate taxes on the Land and Building for the year in which Closing occurs are to be adjusted to the Closing Date and paid by Buyer thereafter. However, if the amounts of such taxes are not yet available, then such apportionment shall be made upon the basis of the prior year’s tax amounts; and provided, further, that Seller and Buyer agree that to the extent the actual taxes for the current tax year differ from the amount so apportioned at Closing, then Buyer and Seller agree to allocate such taxes on a fair and equitable basis as soon as such bills are available [including the determination of any rebate paid to Seller pursuant to the EDA (defined below)], final adjustment to be made as soon as reasonably possible after the Closing and determination of applicable rebates. Within five (5) business days after receipt of any rebate or abatement applicable to real property taxes for the Land and the Building for 2008, Seller shall deliver written notice thereof (specifying the amount of such rebate or abatement) to Buyer in accordance with the provisions of Paragraph 21 below. Payments in connection with the final adjustment shall be due within 30 days of written notice. Seller agrees to transfer to Buyer the benefit of any existing tax abatements, economic development agreements with the City of Fort Worth, Texas (the “City”), or concessions applicable to the Land and Building to the extent such abatements, economic development agreements or concessions are transferable, whether in whole or in part. Any such transfer or assignment shall be subject to the terms and provisions of any agreement governing such abatement, economic development agreement or concession and shall, except as provided herein, be made without representation or warranty. Seller hereby represents and warrants to the best of its knowledge that the Economic Development Program Agreement executed October 14, 2002 between the City and Seller (the “EDA”) is in full force and effect and Seller is not in default thereunder. Upon Buyer’s request, Seller agrees to cooperate with Buyer (at no cost to Seller) in negotiating with the City to restructure the EDA for the purpose of continuing the real property tax benefits of similar abatements or concessions during Buyer’s ownership of the Land and Building, but such cooperation shall not include requiring Seller to meet any specific employment or other commitments unacceptable to Seller, nor shall such cooperation require Seller to take or allow any action (including transferring or assigning the EDA) which would adversely impact Seller’s current business personal property tax rebate. Notwithstanding the above, any changes to such agreement are subject to the reasonable consent of Seller. However, if Seller refuses to transfer or assign the EDA to Buyer, any rebates or abatements received by Seller pursuant to the EDA relating to real property taxes shall be applied as a credit against the total amount of real property taxes for the Land and Building for the applicable year of such rebate or abatement. The provisions of this Paragraph shall survive the Closing hereunder and the execution and delivery of the Deed and shall not be merged therein.
     9. Title and Survey Matters.
     (a) Title Commitments. Within five (5) business days after the Effective Date, Buyer will obtain (a) commitments for an owner’s extended title insurance policy issued by Lawyers Title Insurance Corporation and Chicago Title Insurance Company (collectively, the “Title Companies”) describing the Property, showing all matters pertaining to the Property, listing Buyer as the prospective named insured and each showing as the policy amount one-half of the total Purchase Price (the “Title Commitments”) and (b) legible copies of all exceptions referenced therein (the “Title Documents”). Attached hereto as Exhibit B is Schedule B from Seller’s existing title policy, all of which items are deemed approved by Buyer (“Existing Title Matters”).

     (b) Title Review. Within ten (10) days after receipt of the Title Commitments, the Title Documents and Survey (defined below), Buyer shall review the Title Commitments, Title Documents and the Survey, and notify Seller in writing of any exceptions to title to which Buyer objects other than Existing Title Matters. If Buyer fails to notify Seller of such objections within said ten (10) day period, Buyer shall be deemed to have waived any objection and accepted all exceptions. Subject to the terms of this Section 9(b), prior to the Closing Date, Seller may use reasonable efforts to cause removal of all exceptions so objected to by Buyer, but shall have no obligation to do so. Seller shall notify Buyer within five (5) business days after Seller’s receipt of Buyer’s objections whether or not Seller elects to cure Buyer’s objections. If Seller notifies Buyer that Seller elects not to remove an exception (other than any monetary lien, which Seller shall be obligated to remove) or cure an objection, then, within five (5) business days after Buyer’s receipt of such notice from Seller, or prior to the expiration of the Feasibility Period, whichever is earlier, Buyer shall notify Seller either that Buyer (i) waives the objection to such exception and accepts such title as Seller is willing to convey, or (ii) terminates this Agreement, in which event Escrow Agent shall return the refundable portion of the Deposit to Buyer and neither party shall have any further rights or obligations under this Agreement (except for the indemnity contained in Paragraph 3).
     If after the expiration of the Feasibility Period, the Title Companies discover the need to amend or add any exception to the Title Commitments, other than Existing Title Matters or Buyer waived exceptions, Title Companies will notify Buyer and Seller immediately. Within five (5) business days after notice from Title Companies, together with a copy of such intervening lien or matter, Buyer shall notify Seller in writing of any objections thereto. If Buyer fails to notify Seller of such objection within such five (5) business-day period, Buyer shall be deemed to have waived any objection and accepted all such exceptions. Prior to the Closing Date, Seller shall cause removal of any such exceptions so objected to by Buyer. Any and all exceptions that Buyer does not timely object to in writing, or which are Existing Title Matters, or which Buyer subsequently waives objection to, shall be referred to hereinafter as the “Permitted Exceptions.”
     (c) Title Policy. Buyer shall receive at Closing, two identical TLTA owner’s title insurance policies, one issued by each Title Company in the form promulgated in the state in which the Property is located (collectively, the “Title Policies”). Each Title Policy shall be issued in the amount of one-half of the total Purchase Price and shall insure fee simple, indefeasible title to the Property in Buyer, subject only to the Permitted Exceptions. To the extent necessary, Seller will cooperate with Buyer at no additional cost or expense to Seller, for Buyer to obtain such endorsements to the Title Policies as Buyer may request.
     (d) Survey. Promptly after the Effective Date, Buyer shall obtain a current ALTA survey of the Property prepared by Brookes Baker Surveyors (the “Survey”), and shall deliver a copy of the Survey to Seller and the Escrow Agent and Title Agent.
     10. Representations, Warranties and Covenants. Seller represents and warrants to Buyer the following:

     (a) Except as otherwise provided herein, after the Effective Date hereof, Seller shall not grant any easements and/or rights-of-way over or through the Property or further encumber the Property without the prior written consent of the Buyer, which consent may be withheld by Buyer in its sole discretion.
     (b) Seller has not received notice of any violations of law or municipal ordinances, orders, or requirements noted or issued by any governmental department or authority having jurisdiction over or affecting the Property, nor does Seller have any knowledge of the same.
     (c) All bills and claims for labor performed and materials furnished to or for the benefit of the Property for all periods prior to the Effective Date have been (or prior to the Closing Date will be) paid in full, and there are not now mechanics’ liens or materialmen’s liens, whether or not perfected, on or affecting any portion of the Property, and if there shall be any such liens due to Seller’s actions, then Seller shall use its best efforts to obtain the release of (and if Seller is unable to obtain such release, then Seller shall bond around) the same on or before the Closing Date. In connection therewith, Seller agrees, at Closing, to execute any affidavits and/or customary indemnity agreements which may be required by the Title Company in order for Buyer to obtain the Title Policy without exception for mechanics’ liens or rights of parties in possession (other than Seller under the Lease, and rights of certain third parties as set out in Seller’s Materials).
     (d) Seller has the power to enter into this Agreement and to consummate the transaction contemplated herein and the execution of this Agreement and, the consummation of the transaction contemplated herein does not violate any agreement, contract, or other instrument to which Seller is a party or is bound, and Seller is the owner of and lawfully seized of the Property as of the date of this Agreement and will continue to own and be so seized to the Closing Date.
     (e) No special assessments have been levied or are threatened or pending against all or any part of the Property and Seller has no knowledge of any intended assessments except for those assessments reflected on the real and personal property tax statements for the Property.
     (f) Except as set forth in Schedule 10 attached hereto, there are no legal actions, suits, zoning or rezoning actions, or other legal or administrative proceedings pending or threatened against Seller or to which Seller is a party that would materially and adversely affect or impair the Property, and Seller is not aware of any facts which might result in any such action, suit or other proceedings, and to Seller’s knowledge, there is no action, suit, proceeding, or claim affecting Seller that would materially and adversely affect or impair the Property relating to or arising out of the ownership, operation, use or occupancy of the Property pending in any court or by or before any federal, state, county, or municipal department, commission, board, bureau, agency or other governmental instrumentality, nor to the best knowledge of Seller has any such action, suit, proceeding, or claim been threatened or asserted.
     (g) Except as otherwise disclosed in Seller’s Materials, there are no parties in possession by lease or license agreement of any portion of the Property, other than Seller, as lessees, tenants at will or at sufferance, trespassers or otherwise.

     (h) Except as otherwise disclosed in Seller’s Materials and as set forth in Schedule 10, there are no contracts, commitments, proffers, obligations, leases or other agreements of any kind that relate to the Property.
     (i) To Seller’s knowledge, there is no pending condemnation or similar proceeding affecting the Property, nor is there any such proceeding contemplated by any governmental authority.
     (j) To Seller’s knowledge, except as otherwise disclosed in Seller’s Materials and in Schedule 10, the Property complies with all applicable zoning, use, environmental, flood control, planning, building, fire, health, traffic, disabled persons or other laws, ordinances, regulations, statutes and rules relating to the Property. To Seller’s knowledge, Seller has all certificates of occupancy, permits and other governmental consents necessary to own and operate the Property for its current use. Seller has not received nor is Seller aware of any notification from any governmental authority requiring any work to be done on the Property or advising of any condition (including, without limitation, hazardous substances or wastes) that would render the Property unusable or affect the usability of the Property or any part thereof for the Property’s current use.
     (k) Seller is the sole legal fee owner of the Property, and is not holding fee title as a nominee for any other person or entity. No person or entity has any right of first refusal or option to acquire any interest in the Property or any part thereof, and Seller has not sold or contracted to sell the Property or any portion thereof or interest therein other than as set forth herein.
     (l) Seller is not a foreign person and is a “United States Person” as such term is defined in Section 7701(a) (30) of the Internal Revenue Code of 1986, as amended (the “Code”) and shall deliver to Buyer prior to the Closing an affidavit evidencing such fact and such other documents as may be required under the Code.
     (m) There are no covenants, conditions, restrictions, or contractual obligations of Seller, except as disclosed in Seller’s Materials, the Title Commitments, the Survey, or as otherwise disclosed to Buyer in writing prior to the end of the Feasibility Period. No leasing commission payments or tenant improvement allowances or other tenant inducements are due, or will be due, pursuant to any agreement affecting the Property that will survive Closing, other than pursuant to the Lease (as defined below).
     (n) To Seller’s knowledge, all books, records, leases, agreements and other items delivered or made available to Buyer pursuant to Paragraph 3 above are accurate and complete in all material respects.
     (o) Seller has not received any written notice from any governmental agency having jurisdiction over the Property advising Seller that (i) the Property is in violation of any Environmental Laws (as defined below) or (ii) there are Hazardous Substances (as defined below) on, under or about the Property in a manner or quantity that presently violates any

Environmental Law. No underground storage tanks believed by Seller to contain or be used for the storage of Hazardous Substances (as defined below) have been removed from the Property by Seller. No underground storage tanks have been placed on the Property by Seller. The term “Hazardous Substance” means any hazardous or toxic substance, material or waste, pollutants or contaminants, as defined, listed or regulated now by any federal, state or local law, ordinance, code, regulation, rule, order or decree regulating, relating to or imposing liability or standards of conduct concerning, any environmental conditions, health or industrial hygiene (collectively, “Environmental Laws”), including without limitation, (i) chlorinated solvents, (ii) petroleum products or by-products, (iii) asbestos, (iv) polychlorinated biphenyls, and (v) anything that would be a hazardous waste, material or substance, toxic substance or pollutant, as defined under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et. seq.; Hazardous Materials Transportation Act, 49 U.S.C. 1801 et. seq.; Resource Conservation and Recovery Act, 42 U.S.C. 6901 et. seq., the Clean Water Act, 42 U.S.C. 1251 et. seq., any applicable state or local environmental statute, and the regulations promulgated thereunder.
     (p) Neither Seller, nor to Sellers’ actual knowledge without inquiry, any of its respective partners, members, shareholders, owners, employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on the OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.
     (q) From the Effective Date of this Agreement to the Closing Date, Seller will continue to operate and maintain the Property in the manner of a prudent owner similarly situated, in the ordinary course of its business and in compliance with all applicable laws. Seller shall maintain the condition of the Property in at least the condition existing on the Effective Date of this Agreement, ordinary wear, tear and casualty excepted. Seller will maintain in effect all insurance in place as of the Effective Date.
     (r) From the Effective Date of this Agreement to the Closing Date, Seller shall not sell, transfer or otherwise dispose of the Property, or any portion thereof, nor enter into any leases, service contracts, trust deeds, mortgages, restrictions, encumbrances, liens, licenses or other instruments or agreements affecting the Property (or amendments to existing agreements) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
     All of the representations, warranties, and covenants of the Seller contained in this Agreement or in any document delivered to Buyer pursuant to the terms of this Agreement other than the Lease and other than those waived by Buyer as allowed below (i) shall be true and correct in all material respects at the Closing Date, just as though the same were made at such time, and (ii) Buyer’s rights to enforce such representations, warranties and covenants shall survive the Closing for a period of three hundred sixty (360) days (after which time they will terminate and be of no further force or effect) and shall not be merged into any documents delivered by Seller at Closing. The Seller shall inform Buyer immediately if Seller learns that any of the foregoing representations and warranties is or becomes untrue or misleading. The Buyer shall have the right to require the Seller to execute a certificate at Closing confirming the accuracy of the representations and warranties contained in this Agreement.
     Buyer agrees to inform Seller promptly in writing if it discovers that any representation or warranty of Seller is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which it is obligated to deliver hereunder.
     The representations and warranties set forth in this Paragraph 10 and Paragraph 11, as updated by the certification to be delivered by Seller, shall be for the benefit of Buyer and its respective successors and assigns. In the event Buyer learns after Closing that any of the representations and warranties set forth in this Paragraph 10 or Paragraph 11 below are not true and correct in any material respect (other than those waived by Buyer as allowed below), and sends written notice to Seller thereof prior to three hundred sixty (360) days after Closing, Seller shall, as Buyer’s exclusive remedy, defend, indemnify and hold harmless Buyer and its successors and assigns, from and against any and all liabilities, losses, damages, costs, expenses (including without limitation reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments should any representation or warranty set forth in this Paragraph 10 and Paragraph 11 prove to have been untrue or inaccurate in any material respect when made or when reaffirmed at Closing. No right of rescission shall be available to Buyer or its successors and assigns if any representation or warranty set forth in this Paragraph 10 and Paragraph 11 shall prove to have been untrue or inaccurate in any material respect when made or reaffirmed.
     In the event that, prior to Closing, Buyer learns that any of the representations or warranties or covenants set forth in this Paragraph 10 or in Paragraph 11 below are not true and correct in any material respect, then Buyer, at its option, may either: (a) terminate this Agreement by delivery of written notice thereof to Seller and thereupon the Deposit and any interest thereon shall be returned to Buyer and the parties hereto shall have no further rights or obligations to one another hereunder, or (b) waive the breach of such representations and warranties and proceed to Closing hereunder.
     Buyer represents and warrants to Seller that (i) Buyer has the power to enter into this Agreement and to consummate the transaction contemplated herein and the execution of this Agreement and, the consummation of the transaction contemplated herein does not violate any agreement, contract, or other instrument to which Buyer is a party or is bound, and (ii) Buyer is not a “foreign” person within the meaning of Section 1445 of the Internal Revenue Code of 1986.
     11. Environmental Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that during the period of Seller’s ownership of the Property, and to Seller’s best knowledge, except as set forth in Schedule 10 or as otherwise disclosed in Seller’s Materials, neither the Property nor any portion thereof has been used for landfill, dumping or other waste disposal activities or operation, storage of raw materials, products or wastes of a toxic or hazardous nature, or for any other use which might give rise to the existence of

Hazardous Substances on the Property in violation of applicable Environmental Laws, and to Seller’s best knowledge, no such Hazardous Substances presently exist on the Property in violation of applicable Environmental Laws. Notwithstanding anything contained herein to the contrary and in addition to any of Buyer’s other remedies hereunder, the representations and warranties contained in this paragraph shall survive Closing and the execution and delivery of the Deed for a period of three hundred sixty (360) days after Closing (after which time they will terminate and be of no further force or effect).
     12. Default. Default for the purpose of this Agreement shall mean any failure by Seller or Buyer to fulfill all the terms, conditions and covenants contained herein of which a party shall give another party written notice specifying in reasonable detail the facts and circumstances surrounding and the basis for such default, and the failure of the party receiving the notice to cure the claimed default within five (5) days of such notice, or if such default can not be cured within such five (5) day period, initiate a cure within five (5) days and proceed diligently to cure within fifteen (15) days. However, it shall not be an event of default for Buyer to exercise its rights to terminate this Agreement as provided herein.
     13. Remedies. Upon Seller’s default which remains uncured following the applicable cure period, Buyer’s sole remedies shall be to: (a) require specific performance of Seller, (b) cancel this Agreement and obtain a prompt return of the entire Deposit and any interest thereon, in which case this Agreement shall be terminated and the parties released from all obligations hereunder, or (c) waive such defaults and proceed to Closing. Upon Buyer’s default (not cured within applicable cure periods), Seller’s sole remedies shall be to: (a) require specific performance of Buyer, or (b) cancel this Agreement, after which both parties shall be released from all obligations hereunder, and the portion of the Deposit not previously delivered to Seller by Escrow Agent (plus interest thereon) shall be delivered to Seller. Seller and Buyer agree that forfeiture of the Deposit shall be liquidated damages and not a penalty, and that actual damages resulting to Seller from Buyer’s breach of this Agreement would be difficult or impossible to measure because of the uncertainties of the real estate market and fluctuations of property values and differences with respect thereto, and that the Deposit plus interest thereon is a reasonable estimate of those damages.
     In the event either party disputes in writing the other party’s right to the Deposit, the Escrow Agent shall have the right to file an interpleader action to determine the rightful recipient.
     14. Parties Bound. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
     15. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Texas.
     16. Commission. Seller and Buyer each warrant to the other that they have dealt with no agent or broker with respect to the transaction contemplated by this Agreement except for The Staubach Company, whose commission shall be paid by Seller in accordance with the terms and conditions of a separate agreement signed as of the Effective Date. Otherwise, each of Seller and

Buyer represent to the other that no other broker or other person is entitled to any commission, charge or finder’s fee in connection with the transactions contemplated by this Agreement. The parties hereto each agree to indemnify, defend and hold harmless the other party against any loss, liability, damage, cost, claim or expense, including interest, penalties and reasonable attorneys’ fees, that the other party shall incur or suffer by reason of a breach by the indemnifying party of the representation and warranty set forth above.
     17. Conditions Precedent to Closing. The obligation of Buyer under this Agreement to purchase the Property from Seller is subject to the satisfaction, as of Closing, of each of the following conditions:
     (a) Seller represents and warrants to Buyer that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, and Seller furnishes Buyer an affidavit to this effect complying with the provisions of Section 1445 of the Internal Revenue Code of 1986;
     (b) Each of the representations and warranties made by Seller in this Agreement will be true and correct in all material respects on the Closing Date as if made on and as of such date unless Buyer shall have notified Seller, Seller shall have notified Buyer, or Buyer has learned of any inaccuracies in any respect and Buyer has waived such inaccuracies;
     (c) Seller shall have complied with all of Seller’s covenants and requirements in this Agreement to be performed by Seller;
     (d) Seller shall sign an office lease agreement initially covering approximately 344,798 rentable square feet (and decreasing to approximately 250,000 rentable square feet as described in Paragraph 18 below) in form and substance mutually agreed to by Buyer and Seller (the “Lease”) and which will contain, among other mutually agreeable provisions, the following specific terms:
          (i) the Premises shall initially include the mezzanine and floors 5, 6, 7, 8, 9, 10, 11, 12, 14, 15, 16, 17, and 20; however, floors 15, 16, 17 and 20 shall be released from the Lease and delivered to Buyer as provided in the Lease and in Paragraph 18 below;
          (ii) the lease term shall be seven (7) years commencing on the Closing Date with one (1) three-year renewal at Seller’s option;
          (iii) the base rent shall be $24.00 (plus electricity costs) per rentable square foot per year during years 1-3, and $26.00 (plus electricity costs) per rentable square foot per year during years 4-7;
          (iv) the base rent for the three-year renewal term (if applicable) shall be $28.00 (plus electricity costs) per rentable square foot per year;
          (v) Beginning in the second Lease Year, Seller (as Tenant) shall pay its pro rata share of common area expenses and all insurance which exceed the actual amount of such expenses with respect to operation of the Building during the first Lease Year with a cap on controllable expenses (specifically excluding insurance and utilities, but with the full definition of “controllable expenses” to be defined in the Lease) of no more than a three percent (3%) increase per year thereafter;
          (vi) Beginning January 1, 2009, Seller (as Tenant) shall pay its pro rata share of ad valorem real estate property taxes on the Land and Building (specifically including any rebates or abatements for such year) which exceed the ad valorem real estate property taxes assessed on the Land and Building for calendar year 2008 (specifically including any rebates or abatements for 2008);
          (vii) the Premises will be leased to tenant in “as is” condition with all furnishings (portions of which furnishings shall be conveyed to Buyer as set out in Paragraph 18 below);
          (viii) Buyer (as Landlord) shall have the right to add or change building signage and the name of the Building, at Buyer’s discretion;
          (ix) Seller shall notify Buyer at least six (6) months in advance if it desires to exercise the renewal right set forth in (ii) above;
          (x) Seller and its employees, agents, guests and invitees shall have the non-exclusive, unrestricted right to access and use the Building’s parking garage and west employee surface parking areas for a number of spaces equal to the ratio of the rentable square footage of the Premises (as same fluctuates from time to time) to the total rentable square footage of the Building; provided, however, (A) Buyer shall be allowed to reserve up to twenty (20) parking spaces for its “motor” pool in an area to be mutually agreed upon by Seller and Buyer in the Lease, and (B) the southeast surface visitor parking lot shall remain open and available for the nonexclusive, unrestricted use of Seller’s and Buyer’s guests, visitors and invitees;
          (xi) Seller shall have a one-time right to terminate the Lease effective as of the end of the fifth Lease Year by delivering written notice to Buyer at least six (6) months in advance and paying to Buyer a termination fee equal to four (4) months of base rent for the space comprising the Premises as of the end of the fifth Lease Year;
          (xii) Provided such space has not been leased, Seller shall have the right, after 48 hours advance written notice, to utilize a specified portion of the lobby of the Building for special events of up to 72 hours per event and up to four (4) times per calendar year at no additional charge to Seller;
          (xiii) Buyer shall maintain, as a common area expense, the same level of building and parking security as currently exists;
          (xiv) The Lease will include an exhibit of Building standard services and operations to be provided by Buyer and included in common area expenses; and
          (xv) The Lease will contain customary subleasing and assignment provisions, including the following provisions: (a) any excess Rent paid in connection with a sublease shall be shared equally between Seller and Buyer; and (b) upon 90 days prior written notice (the “Sublease Notice”), Seller may inform Buyer of Seller’s desire to sublease a portion of the Premises and Buyer will have the option, exercisable with 30 days after delivery of the Sublease Notice, to recapture the portion of the Premises Seller desires to sublease. If Buyer elects to recapture, Seller shall vacate the designated portion of the Premises by the end of the 90 day notice period. If Buyer does not elect to recapture, Seller shall have the right to sublease the Premises, subject to the provisions of the Lease.

The parties agree to use mutually good faith efforts to agree on the Lease prior to the expiration of the Feasibility Period. In the event the parties have not agreed on the Lease prior to the expiration of the Feasibility Period, then notwithstanding anything to the contrary contained herein, Seller shall have the right to terminate this Agreement by delivery of written notice to Buyer delivered prior to the expiration of the Feasibility Period, in which event Seller shall return to Buyer any portion of the Deposit previously received by Seller (plus all interest accrued thereon or which would have accrued had such sums remained in Escrow Agent’s interest bearing account), Escrow Agent shall return the portion of the Deposit which was not previously received by Seller (and all interest accrued thereon) to Buyer, and thereafter the parties shall have no further rights or duties one to the other hereunder (except those that expressly survive termination).
     (e) Delivery by Seller and Buyer, as the case may be, of the following at Closing (all of which shall be duly executed and acknowledged where required):
          (i) The Deed conveying to Buyer good and indefeasible title in fee simple absolute to the Property, free and clear of all liens, encumbrances, conditions, easements, assignments, and restrictions, except for the Permitted Exceptions;
          (ii) An affidavit by Seller confirming that Seller is not a foreign person within the meaning of 26 U.S.C Section 1445 and the regulations issued thereunder;
          (iii) A blanket conveyance, bill of sale, and assignment in the form and substance of Exhibit E;
          (iv) An updated certificate in the form of Exhibit F executed by Seller remaking and reaffirming all representations and warranties made by Seller to Buyer in Paragraph 10, subject to Paragraph 17(b) above;
          (v) Originals within Seller’s possession of all Seller’s Materials; and
          (vi) Any other instruments reasonably necessary to consummate this Agreement, including, by way of example, closing statements, releases, owner’s affidavits, tenant notification letters, evidence of the authority of the party executing instruments on Seller’s behalf and any instruments required by the Title Company under the Title Commitments.
The obligation of Seller under this Agreement is subject to Buyer paying the Purchase Price, Buyer executing the Lease at Closing, Buyer complying with all of Buyer’s covenants and requirements in the agreement to be performed by Buyer, and Buyer executing any other instruments reasonably necessary to consummate this Agreement, including, by way of example, closing statements, evidence of the authority of the party executing instruments on Buyer’s behalf and any instruments required by the Title Company.
     18. Possession. Possession of the Property shall be delivered to Buyer at Closing. However, Seller shall continue to occupy a portion of the Property pursuant to the terms of the

Lease. Seller agrees to vacate and deliver to Buyer at Closing floors 18 and 19 of the Building. In addition, floor 20 and either floor 16 or 17, at Seller’s option, shall be vacated and delivered to Buyer on or before 60 days after the expiration of the Feasibility Period, at which time the furniture (as such term is used in Recital (A)(ii) above) located on such floors as of the Effective Date (which furniture shall be listed in the Furniture Inventory List) will be transferred to Buyer by a bill of sale in the form attached hereto as Exhibit E for no additional consideration. Further, within eighteen months after the Closing Date, Seller shall vacate and deliver to Buyer, floor 15 and either floor 16 or 17, whichever floor was not previously delivered to Buyer, at which time the furniture (as such term is used in Recital (A)(ii) above) located on such floors as of the Effective Date (which furniture shall be listed in the Furniture Inventory List) will be transferred to Buyer by a bill of sale in the form attached hereto as Exhibit E for no additional consideration. On or after the fifth anniversary of the Closing Date, Buyer shall have the option, upon 12 months prior written notice given no later than the fourth anniversary of the Closing Date, and payment to Seller (or, alternatively, a credit against the next installments of Rent under the Lease) of a finish-out allowance equal to five dollars ($5.00) per rentable square foot on the 14th floor, to require that Seller vacate and deliver the 14th floor to Buyer, in which event the furniture (as such term is used in Recital (A)(ii) above) located on such floor as of the Effective Date will be transferred to Buyer by a bill of sale in the form attached hereto as Exhibit E for no additional consideration. The Lease shall reflect the foregoing schedule and provide that, effective upon the release of each floor of the building to Buyer, the rent and other amounts payable under the Lease shall be adjusted appropriately to reflect the reduction of the Premises.
     19. Non-Merger. The provisions of Paragraphs 7, 10 and 11 of this Agreement shall survive the Closing hereunder for a period of three hundred sixty (360) days (as set forth herein) and the execution and delivery of the Deed and shall not be merged therein.
     20. Total Agreement. This Agreement contains the full and final agreement between the parties hereto with respect to the sale and purchase of the Property. Buyer and Seller shall not be bound by any terms, conditions, statements, warranties, or representations, oral or written, not contained herein. No change or modification of this Agreement shall be valid unless the same is in writing and is signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and is signed by the party against which it is sought to be enforced.
     21. Notices. All notices, demands, or other communications that may be necessary or proper hereunder shall be in writing and shall be deemed to be delivered: (i) when received, if delivered by hand or by nationally recognized overnight courier service (costs prepaid), (ii) when transmitted, if sent by facsimile, (iii) two (2) days following deposit of same in a U.S. Postal Service receptacle, if sent by mail, postage prepaid, as registered or certified mail, return receipt requested, addressed as follows. Any notices sent by email shall also be sent by another method recognized above:

Buyer:	Chesapeake Land Company, L.L.C.
6100 N. Western
Oklahoma City, OK 73118
Attention: Chip Keating

Phone# (405) 879-8478
Email: chip.keating@chk.com
Fax # (405) 879-8307

With a Copy To:	Jackson Walker L.L.P.
301 Commerce Street, Suite 2400
Fort Worth, Texas 76102
Attention: Susan A. Halsey
Phone# (817) 334-7203
Email: shalsey@jw.com
Fax # (405) 879-8307

With a Courtesy Copy To:	The Staubach Company
201 Main Street, Suite 1810
Fort Worth, Texas 76102
Phone# (817) 334-8105
Email: todd.burnette@staubach.com
Fax # (817) 334-8150

Seller:	Pier 1 Services Company
100 Pier 1 Place
Fort Worth, TX 76102
Attention: General Counsel
Phone # (817) 252-7630
Email: macarter@pier1.com
Fax # (817) 252-7319

With a Copy To:	J. Andrew Rogers
Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Phone# (817) 878-3546
Email: andy.rogers@khh.com
Fax # (817) 878-9242

Escrow Agent:	Sendera Title Company
6125 Interstate 20, Suite 118
Fort Worth, TX 76132
Attention: Nikki Jackson
Fax # (817) 263-6279
Phone # (817) 263-4445

Title Agent:	Rattikin Title Company
201 Main Street, Suite 800
Fort Worth, TX 76102
Attention: Larry Townsend

Phone# (817) 334-1324
Fax # (817) 877-4237
Email: ltownsend@rattikintitle.com
     Any party hereto may change its address for notice purposes hereunder by delivering written notice thereof to the other parties in accordance with the foregoing. Rejection or refusal to accept, or the inability to deliver because of a changed address of which no notice was given shall not affect the validity of notice given in accordance with this Paragraph 21.
     22. Assignment. Buyer may assign this Agreement in whole or in part to any affiliate of Buyer without the consent of Seller, or to any other assignee with the prior consent of Seller, which may be withheld in Seller’s sole discretion. Any assignee shall expressly assume all of Buyer’s obligations hereunder; provided, however, that any such assignment shall not release Buyer of its duties and obligations hereunder. As used herein, “affiliate” shall mean any person or entity controlling, controlled by or under common control with Buyer.
     23. Risk of Loss. If any fire, earthquake, windstorm or other casualty occurs and materially affects all or any portion of the Property for its current use as an office complex on or after the date of this Agreement and prior to the Closing, Buyer may elect, by written notice to Seller, to terminate this Agreement and the escrow created pursuant hereto and be relieved of its obligation to purchase the Property. If Buyer makes such election, the Deposit (including all interest earned thereon or which would have been earned thereon) and other sums delivered to Escrow Agent or Seller by Buyer promptly shall be returned to Buyer and neither Buyer nor Seller shall have any further liability to the other and shall be relieved of all obligations hereunder (except for the indemnity contained in Paragraph 3). If Buyer fails to make such election within five (5) business days of such event, this Agreement shall continue in effect, the Purchase Price shall be reduced by the amount of loss or damage occasioned by such casualty not covered by insurance (including any deductible), and Seller shall, at or prior to the Closing Date, assign to Buyer Seller’s entire right, title and interest in and to all insurance claims and proceeds to which Seller may be entitled in connection with such casualty, in which case Buyer shall have the right at all times to participate in all negotiations and other dealings with the insurance carrier providing such coverage and to approve or disapprove any proposed settlement in respect to such matter. However, if Seller’s mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt and Seller does not have the right under its loan agreement to require that such proceeds be made available for the repair or reconstruction of the Property, then upon receipt of notice thereof from Seller, Buyer shall have the right to terminate this Agreement and the escrow created pursuant hereto and be relieved of its obligation to purchase the Property. In such event, the Deposit (including all interest earned thereon or which would have been earned thereon) and other sums delivered to Escrow Agent or Seller by Buyer promptly shall be returned to Buyer and neither Buyer nor Seller shall have any further liability one to the other and shall be relieved of all obligations hereunder (except for the indemnity contained in Paragraph 3). Seller shall promptly notify Buyer in writing of any such casualty respecting the Property. Seller shall retain all risk of loss until Closing.
     24. Condemnation. Seller agrees to give Buyer prompt notice of any actual or threatened taking of all or any portion of the Property by condemnation or eminent domain prior to the Closing Date hereunder. In the event that prior to Closing hereunder there shall occur a taking by condemnation or eminent domain of all or any portion of the Property which would materially and adversely affect use of the Property as an office building, or a proposed conveyance to a condemning authority in lieu of condemnation for such portion or the whole, then Buyer, at its option, may either (i) terminate this Agreement by delivery of written notice thereof to Seller, and thereupon the Deposit shall be returned to Buyer and the parties hereto shall have no further rights or obligations hereunder (except for the indemnity in Paragraph 3 above), or (ii) proceed to Closing hereunder, in which event Seller shall assign to Buyer at Closing all interest of Seller in and to any condemnation proceeds that may be payable to Seller on account of such condemnation and thereupon Buyer shall control all negotiations and proceedings undertaken with the condemning authority with respect to the Property. Buyer shall receive a credit at Closing in the amount of any condemnation proceeds paid to Seller with respect to the Property prior to the Closing Date.
     25. Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     26. Weekends and Holidays. Any date specified in this Agreement for the performance of an obligation or expiration of a time period which is a Saturday, Sunday or a legal holiday shall be extended to the first regular business day after such date which is not a Saturday, Sunday or a legal holiday.
     27. Counterpart Originals. This Agreement may be executed in multiple original counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement.
     28. Litigation. In the event that any party is required to resort to litigation to enforce its rights under this Agreement, Seller and Buyer agree that any judgment awarded to the prevailing party may include all litigation expenses of the substantially prevailing party, including (without limitation) reasonable attorneys’ fees and court costs. The provisions of this Paragraph shall survive the Closing hereunder and the execution and delivery of the Deed and shall not be merged therein.
     29. Confidentiality. In addition to the terms of a letter agreement executed between the parties dated February 27, 2008, during the term of this Agreement, neither Seller nor Buyer shall divulge or communicate any of the particular terms of this Agreement or the existence of this Agreement or any matters related to this transaction (including the information in the Seller’s Materials and Studies) to any third party without the written consent of the other party; provided, however, such restriction shall not apply (a) to Seller’s and Buyer’s (and their respective parents and subsidiaries) directors, officers, partners, employees, legal counsel, accountants, engineers, architects, financial advisors, lenders (and their legal counsel and consultants), financial sources and similar professionals or consultants to the extent that Seller or Buyer, as applicable, deems it necessary or appropriate in connection with the transaction contemplated hereunder (and Seller or Buyer, as applicable, shall inform each of the foregoing parties of its obligations under this Paragraph 29), (b) to the extent otherwise required by law or regulation, or (c) to information that is or becomes generally available to the public other than as a result of disclosure by one of the parties hereto. Any consent requested pursuant to this Paragraph 29 shall not be unreasonably withheld, conditioned or delayed by the other party. Notwithstanding the terms of the letter agreement and this Paragraph, the parties agree that mutually approved press releases shall be distributed simultaneously by each party on a weekday to be agreed upon by Seller and Buyer, which day shall coincide with Seller’s 8-K filing.
     30. Time. Time is of the essence in the execution and performance of this Agreement.
     31. AS-IS Condition. Except as specifically set forth in Paragraphs 10 and 11 above, Buyer expressly acknowledges that the Property is being sold and accepted AS-IS, WHERE-IS, and Seller makes no representations or warranties with respect to the physical condition or any other aspect of the Property, including, without limitation, (i) the structural integrity of any improvements on the Property, (ii) the manner, construction, condition, and state of repair or lack of repair of any of such improvements, (iii) the conformity of the improvements to any plans or specifications for the Property, including but not limited to any plans and specifications that may have been or which may be provided to Buyer, (iv) the conformity of the Property to past, current or future applicable zoning or building code requirements or the compliance with any other laws, rules, ordinances, or regulations of any government or other body, (v) the financial earning capacity or history or expense history of the operation of the Property, (vi) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition, or otherwise, (vii) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring, sufficiency of drainage, (viii) whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (ix) the existence or non-existence of asbestos, underground or above ground storage tanks, hazardous waste or other toxic or hazardous materials of any kind or any other environmental condition or whether the Property is in compliance with applicable laws, rules and regulations, (x) the Property’s investment potential or resale at any future date, at a profit or otherwise, (xi) any tax consequences of ownership of the Property or (xii) any other matter whatsoever affecting the stability, integrity, other condition or status of the land or any buildings or improvements situated on all or part of the Property (collectively, the “Property Conditions”), and EXCEPT FOR THE WARRANTIES CONTAINED IN PARAGRAPHS 10 AND 11 AND IN THE DEED AND OTHER DOCUMENTS EXECUTED AT CLOSING, BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS BUYER MIGHT HAVE BY VIRTUE OF ANY APPLICABLE STATE, FEDERAL OR LOCAL LAW, RULE OR REGULATION REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE RELATING TO THE PROPERTY, THE IMPROVEMENTS OR THE PROPERTY CONDITIONS, SUCH WAIVER BEING ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN ANY WAY. BUYER ACKNOWLEDGES THAT IT IS RELYING ON ITS OWN INVESTIGATION OF THE PROPERTY IN DECIDING WHETHER OR NOT TO PURCHASE THE PROPERTY AND NOT ON ANY REPRESENTATION OR WARRANTY FROM SELLER, EXCEPT

THOSE CONTAINED IN PARAGRAPHS 10 AND 11 AND IN THE DEED AND OTHER DOCUMENTS EXECUTED AT CLOSING.
     32. Exhibits. The following exhibits are attached hereto and incorporated herein:
Exhibit A — Legal Description
Exhibit B — Schedule B of Seller’s Title Policy
Exhibit C — Form of Special Warranty Deed
Exhibit D — Intentionally Deleted
Exhibit E — Blanket Conveyance, Bill of Sale and Assignment
Exhibit F — Updated Certificate
Schedule 10 — List of Litigation and Obligations
[Remainder of page left blank intentionally.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the later of the dates set forth below, which date shall be inserted on page 1 of this Agreement.

BUYER:

CHESAPEAKE LAND COMPANY, L.L.C., an Oklahoma limited liability company

By:

Henry J. Hood, Senior Vice President –
Land and Legal & General Counsel

Date:

SELLER:

PIER 1 SERVICES COMPANY,
a Delaware statutory trust

By:	Pier 1 Holdings, Inc., a Delaware corporation, its managing trustee

By:
Alex Smith, President and CEO

Date:

EXHIBIT A
Legal Description
All of Lot 1 Block 1 PIER 1 ADDITION, an Addition to the City of Fort Worth, Tarrant County, Texas, according to plat recorded in Cabinet A, Slide 10398, Deed Records of Tarrant County, Texas.

A-i

EXHIBIT B
Schedule B of Seller’s Title Policy

B-i

SCHEDULE B

File Number: 05-12755	Policy Number: 7210043-36145
EXCEPTIONS FROM COVERAGE
This policy does not insure against loss or damage (and the Company will not pay costs, attorney’s fees or expenses) that arise by reason of the terms and conditions of the leases or easements insured, if any, shown in Schedule A and the following matters:
1.	The following restrictive covenants of record itemized below (the Company must either insert specific recording data or delete this exception):

Covenants as recorded in Cabinet A, Slide 10398, Deed Records of Tarrant County, Texas, but omitting any covenant or restriction based on race, color, religion, sex, handicap, familial status or national origin unless and only to the extent that said covenant (a) is exempt under Chapter 42, Section 3607 of the United States Code or (b) related to handicap but does not discriminate against handicapped persons.

2.	Any discrepancies, conflicts, or shortages in area or boundary lines, or any encroachments or protrusions, or any overlapping of improvements.

3.	Homestead or community property or survivorship rights, if any, of any spouse of any insured.

4.	Any titles or rights asserted by anyone, including but not limited to, persons, the public, corporations, governments or other entities.
a.	to tidelands, or lands comprising the shores or beds of navigable or perennial rivers and streams, lakes, bays, gulfs or oceans, or

b.	to lands beyond the line of the harbor or bulkhead lines as established or changed by any government, or

c.	to filled-in lands, or artificial islands, or

d.	to statutory water rights, including riparian rights, or

e.	to the area extending from the line of mean low tide to the line of vegetation, or the right of access to that area or easement along and across that area.
5.	Standby fees, taxes, and assessments by any taxing authority for the year 2006, and subsequent years; and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership, but not those taxes or assessments for prior years because of an exemption granted to a previous owner of the property under Section 11.13, Texas Tax Code, or because of improvements not assessed for a previous tax year.

6.	The following matters and all terms of the documents creating or offering evidence of the matters (The Company must insert matters or delete this exception.):
a.	The following easements as shown by plat recorded in Cabinet A, Slide 10398, Deed Records of Tarrant County, Texas:

A variable width drainage and utilities easement across the Northeast property corner

A fifty foot (50') wide drainage easement across the Northeast portion of the property

A variable width sanitary sewer easement along the Northeast side(s) of the property

A thirty foot (30') wide sanitary sewer easement across the Northwest portion of the property

B-ii

SCHEDULE B
(Continued)

File Number: 05-12755	Policy Number: 7210043-36145
A variable width flood plain easement across the Westerly portion of the property
A twenty-five foot (25') wide sanitary sewer easement off the South property line
A variable width flowage easement across the Southwest corner of the property
A ten foot (10'), changing to fifteen foot (15'), electric easement off the South property line
Easement for flood control granted to Tarrant County Water Control Improvement District No. One, recorded in Volume 2928. Page 430, Deed Records of Tarrant County, Texas, refiled in Volume 3137, Page 565, Deed Records of Tarrant County, Texas
Easement for flood control granted to Tarrant County Water Control Improvement District No. One, recorded in Volume 3746, Page 655, Deed Records of Tarrant County, Texas.
Easement for permanent sanitary sewer granted to the City of Fort Worth, recorded in Volume 14167, Page 28, Deed Records of Tarrant County, Texas

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EXHIBIT C
Form of Special Warranty Deed

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF TARRANT	§
     THAT PIER 1 SERVICES COMPANY, a Delaware statutory trust (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars cash and other good and valuable consideration paid in hand, the receipt and sufficiency of which is hereby acknowledged, by                     , (the “Grantee”), whose address is                      [insert address], HAS GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents DOES GRANT, BARGAIN, SELL and CONVEY unto Grantee that certain land situated in Tarrant County, Texas, and described on Exhibit “A” which is attached hereto and incorporated herein by reference for all purposes, together with all buildings, structures, fixtures and improvements located thereon and all of Grantor’s right, title and interest in and to all highways, streets, roads, easements, strips, gores or rights of way and to all sanitary sewer or other utility capacity and to all appurtenances to such property or in anywise appertaining thereto (said land, real property, rights, improvements and appurtenances being herein together referred to as the “Property”).
     This conveyance and the warranties of title herein are expressly made subject only to the liens, encumbrances, easements and other exceptions set forth on Exhibit “B” attached hereto and incorporated herein by this reference for all purposes to the extent the same are valid and subsisting and affect the Property (the “Encumbrances”).
     TO HAVE AND TO HOLD the Property unto Grantee, and Grantee’s successors and assigns forever, and Grantor does hereby bind Grantor, and Grantor’s successors, to WARRANT and FOREVER DEFEND, all and singular the Property unto Grantee and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through, or under Grantor, but not otherwise, but subject to the Encumbrances.
     Ad valorem taxes have been paid through the year 2007, and ad valorem taxes for the year 2008 have been prorated and assumed by Grantee.

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     EXECUTED effective as of this                      day of                     , 2008.

GRANTOR:

PIER 1 SERVICES COMPANY,
a Delaware statutory trusty

By:	Pier 1 Holdings, Inc.,
a Delaware corporation,
its managing trustee

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF TARRANT	§
     This instrument was acknowledged before me on                     , 2008, by                     ,                      of Pier 1 Holdings, Inc., a Delaware corporation, Managing Trustee of Pier 1 Services Company, a Delaware statutory trust, on behalf of said corporation and statutory trust.

Notary Public, State of Texas
My Commission expires:

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EXHIBIT D
Intentionally Deleted

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EXHIBIT E
Blanket Conveyance, Bill of Sale and Assignment

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS THAT:
COUNTY OF TARRANT	§
     By a Special Warranty Deed (“Deed”) of even date herewith, PIER 1 SERVICES COMPANY, a Delaware statutory trust (“Assignor”), conveyed to                     , a                      (“Assignee”), the property (“Real Property”) described on Exhibit A attached hereto and made a part hereof for all purposes, together with all improvements located thereon.
     It is the desire of Assignor hereby to assign, transfer and convey to Assignee certain fixtures, fittings, appliances, apparatus, equipment, machinery, contract rights, guarantees, architectural drawings, plans and specifications, contracts, licenses, permits, registrations and warranties relating to the ownership, construction, or occupancy of the Real Property or the improvements, or both, but not including trade names, service marks, copyrights, trademarks, patents, other intellectual property, trade secrets, phone numbers and the like which are associated with the business generally known as “Pier 1” or “Pier 1 Imports”, excluding, however, any personal property owned by employees of the business generally known as “Pier 1” or “Pier 1 Imports” (such properties and assets being hereinafter collectively referred to as the “Assigned Properties”).
     NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER to Assignee and Assignee’s successors, legal representatives and assigns, all of Assignor’s right, title and interest, if any, in and to the Assigned Properties, including, without limitation, the following:
(i)	all fixtures and attached or affixed equipment situated in, on, or about and used in connection with the operation of the Property (“Fixtures”);

(ii)	to the extent assignable, maintenance agreements, construction agreements, service agreements, contractors’ bonds, warranties, guaranties, rights of use, licenses, permits, contracts and other intangible rights held by the Assignor pertaining to the buildings, improvements, Fixtures, and/or other properties comprising the Real Property;

(iii)	all master keys and master security cards to the Real Property in Assignor’s possession;

(iv)	the furniture and equipment listed on Exhibit B attached hereto; and

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(v)	all furniture and equipment located on the Terrance Floor of the building (i.e., the cafeteria, kitchen and fitness room) as described in the Real Estate Purchase Agreement between the parties dated March ___, 2008.
     TO HAVE AND TO HOLD the Assigned Properties unto Assignee and Assignee’s successors, legal representatives and assigns, forever, and Assignor does hereby bind Assignor and Assignor’s successors, legal representatives and assigns, to WARRANT and FOREVER DEFEND, all and singular, title to the Assigned Properties unto Assignee and Assignee’s successors, legal representatives and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, when the claim is by, through or under Assignor, but not otherwise.
     This Blanket Conveyance, Bill of Sale and Assignment and the provisions herein contained will be binding upon and inure to the benefit of the Assignee and the Assignor and their respective successors and assigns.
     EXECUTED the                      day of                     , 2008.

ASSIGNOR:

PIER 1 SERVICES COMPANY,
a Delaware statutory trust

By:	Pier 1 Holdings, Inc.,
a Delaware corporation,
its managing trustee

By:
Name:
Title:

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EXHIBIT F
Form of Updated Certificate
SELLER’S CERTIFICATION OF
REPRESENTATIONS AND WARRANTIES
     THIS SELLER’S CERTIFICATION OF REPRESENTATION AND WARRANTIES (this “Certificate”) is made as of                     , 2008, by PIER 1 SERVICES COMPANY, a Delaware statutory trust (“Seller”).
RECITALS
     A. Pursuant to the terms of that certain Real Estate Purchase Agreement dated as of the                      day of                     , 2008 (the “Agreement”), Seller agreed to sell to                      (“Buyer”) that certain real property located at 100 Pier 1 Place (the “Property”), all as more particularly described in the Agreement. Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement; and
     B. The Agreement requires, inter alia, that, as a condition precedent to Buyer’s obligations under the Agreement, Seller shall execute and deliver this Certificate at Closing.
CERTIFICATION
     NOW, THEREFORE, in consideration of the foregoing recitals, the purchase and sale of the Property and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby certifies as follows:
     1. The foregoing recitals are true and incorporated into this Certificate the same as though re-stated herein in full.
     2. Seller hereby re-states, acknowledges and confirms the continuing validity as of the date hereof and the enforceability and reasonableness of and right of Buyer to rely upon each and all of Seller’s representations and warranties as contained in Paragraphs 10 and 11 of the Agreement, none of which has been modified, amended, qualified, limited, restricted, withdrawn, revoked, canceled, or in any other way made ineffective or inapplicable, except as otherwise stated in Paragraphs 10 and 11 of the Agreement or except as Buyer has notified Seller, or Seller has notified Buyer, or Buyer has learned of any inaccuracies in any respect and Buyer has waived such inaccuracies.
[SIGNATURE ON FOLLOWING PAGE]

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     EXECUTED AND DELIVERED as of the date first stated above.

SELLER:

PIER 1 SERVICES COMPANY,
a Delaware statutory trust

By:	Pier 1 Holdings, Inc.,
a Delaware corporation,
its managing trustee

By:
Name:
Title:

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SCHEDULE 10
List of Litigation and Obligations
Pier 1 Imports Services Company v. Tarrant Appraisal District (2006)

Court:	Tarrant County District Court, TX

Date Filed:	8/29/06

Description:	Pier 1 challenged the appraised value the Tarrant Appraisal District (TAD) placed on the Pier 1 corporate headquarters property for the 2006 tax year. TAD conducted a hearing on 07/05/06 and failed to reduce the appraised value of the property.

Status:	8/31/06, Complaint served. 10/05/06, Defendant has filed an Answer. On 02/26/08, the parties agreed to settle this lawsuit at an agreed value of $65,623,260 for the 2006 tax year. An Agreed Judgment is being prepared for the parties’ signatures. As a part of the settlement of this lawsuit and the 2007 TAD lawsuit below, the parties have signed a stipulation of agreed value of $66,092,936 for the 2008 tax year. The parties will sign a settlement and waiver for the agreed 2008 value.

Attorney:	Kelley B. Hill
Pennington Hill, L.L.P.
1010 Mustang Drive, Suite 101
Grapevine, TX 76051
(817) 488-3600 / Fax (817) 488-4545
Pier 1 Imports Services Company v. Tarrant Appraisal District (2007)

Court:	County District Court, TX

Date Filed:	9/4/07

Description:	Pier 1 challenged the appraised value the Tarrant Appraisal District (TAD) placed on the Pier 1 corporate headquarters property for the 2007 tax year. TAD conducted a hearing on 07/11/07 and failed to reduce the appraised value of the property.

Status:	9/4/07, lawsuit was filed. 10/9/07, Received copy of original Answer by TAD. On 02/26/08, the parties agreed to settle this lawsuit at an agreed value of $65,623,260 for the 2007 tax year. An Agreed Judgment is being prepared for the parties’ signatures. As part of the settlement of this lawsuit and the 2006 TAD lawsuit above, the parties have signed a stipulation of agreed value of $66,092,936 for the 2008 tax year. The parties will sign a settlement and waiver for the agreed 2008 value.

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Attorney:	Kelley B. Hill
Pennington Hill, L.L.P.
1010 Mustang Drive, Suite 101
Grapevine, TX 76051
(817) 488-3600 / Fax (817) 488-4545
In addition to the above matters, Buyer acknowledges that Seller has disclosed to Buyer the following:
•	The Property may become part of the Trinity River Vision Project or variations of that project.

•	The Property is within the boundaries of the Fort Worth Public Improvement District No. 1 and Tarrant County Water Control Improvement District No. 1 and is subject to the authority of those districts as they may exist from time to time.

•	The whole or a portion of the Property may lie within one or more floodplains of the Trinity River.

•	The whole or a portion of the Property may lie within an abandoned oxbow of the Trinity River and the subsurface of the Property consist of fill materials placed there by the Army Corp of Engineers during construction of the Trinity River levies and associated river channel work after the floods of the mid 20th century.

•	One or more underground storage tanks have been removed from the property by Seller and its predecessor in interest.

•	The Property has one or more subsurface sumps and pumps to handle subsurface water.

•	The Property is encumbered by Deed of Trust, Security Agreement, and Assignment of Rents dated May 31, 2007, from Pier 1 Services Company to James C. Chadwick, Trustee, securing the payment of one note of even date therewith in the original principal sum of $2,000,000.00, payable to Bank of America, N.A., said Deed of Trust filed for record under Clerk’s File No. D207188261, Deed Records of Tarrant County, Texas. This Deed of Trust will be released at closing.

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